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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                    INVESCO QUALITY MUNICIPAL INCOME TRUST

A Joint Annual Meeting ("Meeting") of Shareholders of Invesco Quality Municipal Income Trust (the "Fund") was held on September 8, 2017. The Meeting was held for the following purposes:

(1). Election of Trustees by Common Shareholders and Preferred Shareholders voting together as a single class.

(2). Election of Trustees by Preferred Shareholders voting as a separate class.

The results of the voting on the above matters were as follows:

                                                             Votes     Votes
Matters                                                       For     Withheld
-------                                                    ---------- ---------
(1). Teresa M. Ressel..................................... 44,500,006 1,191,665
     Larry Soll........................................... 44,359,809 1,331,862
     Philip A. Taylor..................................... 44,510,847 1,180,824
     Christopher L. Wilson................................ 44,523,190 1,168,481
(2). David C. Arch........................................      2,339         0